PEOPLES BANCORP INC.
                             138 PUTNAM STREET
                           MARIETTA, OHIO 45750



                              April 25, 1997


Rebecca R. Jackson
President and Chief Executive Officer
Gateway Bancorp, Inc.
2717 Louisa Street
Catlettsburg, Kentucky 41129

    Re:      Letter of Intent

Dear Ms. Jackson:

        The purpose of this letter is to outline the principal elements of the proposed acquisition of Gateway Bancorp, Inc., Catlettsburg, Kentucky, a Kentucky corporation (the "Company"), and the holding company for Catlettsburg Federal Savings Bank, Catlettsburg, Kentucky, a federally chartered stock-form savings bank (the "Bank"). Pursuant to an agreement and plan of merger, Peoples Bancorp Inc., Marietta, Ohio, an Ohio corporation ("Peoples") would acquire all the issued and outstanding shares of common stock, $.01 par value per share ("Gateway Common Stock") of the Company (the "Proposed Transaction").

        Your concurrence in the proposal by execution of this letter in the space provided below and the return hereof will give rise to an agreement in principle between the parties, it being understood that said agreement in principle (except Sections 5, 8, 9 and 11 hereof) shall not be binding on the parties, and that the parties shall have no legal obligation with respect to the Proposed Transaction (except as required by Sections 5, 8, 9 and 11 hereof) unless and until the parties hereto enter into a definitive agreement and plan of merger (the "Definitive Agreement"). For regulatory and other purposes, this letter is neither an offer to acquire the Company or the Gateway Common Stock nor a commitment or agreement to acquire the Company or the Gateway Common Stock.

    1. FORM OF TRANSACTION; PRICE. Peoples proposes to acquire (through a business combination involving the Company and a wholly owned subsidiary of Peoples formed for the purpose of effectuating the Proposed Transaction) all of the issued and outstanding shares of the Gateway Common Stock for a purchase price of $6.00 per share in cash plus a number of shares of the common stock, no par value per share, of Peoples ("Peoples Common Stock"), which will result in an aggregate purchase price for the Gateway Common Stock of $18.75 (the "Purchase Price"). Based on the closing price of the Peoples Common
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Rebecca R. Jackson
April 25, 1997
Page 2

Stock on April 24,  1997,  the stockholders of Gateway would receive .40
shares of Peoples Common Stock.   The  aggregate Purchase Price for the
Proposed Transaction, exclusive of payment for Gateway options referenced below, is $20,170,388. The Definitive Agreement is expected to provide the Gateway stockholders with an election to receive all cash, all Peoples Common Stock or a combination of both, provided, however, that not more than 68% of the aggregate Purchase Price shall be paid in Peoples Common Stock. The Definitive Agreement shall provide for a method of allocation in the event that Gateway stockholders elect to receive either more than 32% of the aggregate Purchase Price in cash or more than 68% of the aggregate Purchase Price in Peoples Common Stock. All outstanding options to purchase Gateway Common Stock will be extinguished at the closing of the Proposed Transaction, with the consideration paid to the optionee based on the difference between the Purchase Price per share of Gateway Common Stock and the applicable exercise price thereof. The consideration to be paid by Peoples to each optionee shall be paid 32% in cash and 68% in Peoples Common Stock. The aggregate Purchase Price for payment of the consideration for the Gateway stock options is approximately $383,250.

    The parties hereto acknowledge that the exact form of the Proposed Transaction may be modified by agreement of the parties hereto in order to facilitate consummation of the Proposed Transaction.

    2. COOPERATION OF DIRECTORS AND EXECUTIVE OFFICERS. Upon execution of this letter, the directors and executive officers of Peoples, the Company and the Bank, to the extent permitted by law, will use their best efforts to expeditiously negotiate in good faith and execute (upon receipt of regulatory approval to do so, as set forth in Section 3 hereof) the Definitive Agreement and will cooperate fully with one another to obtain all necessary approvals and consents and to consummate expeditiously the Proposed Transaction in accordance therewith.

    3.  REGULATORY FILLINGS AND APPROVALS.   Peoples has applied to the
Office of Thrift Supervision of the Department of the Treasury ("OTS") for approval, pursuant to Section 563b.3(i)(3) of the Rules and Regulations Applicable to all Savings Associations (the "OTS Regulations," 12 C.F.R.
Section 563b.3(i)(3)), to make an offer to acquire the Company. Any provision hereof requiring such approval shall not become effective until such approval is received.

    The Definitive Agreement will provide, among other things, that promptly upon execution thereof, Peoples will proceed to prepare and file all applications and other materials necessary to be filed with the Board of Governors of the Federal Reserve System ("FRB"), and such other federal or state regulatory authorities or agencies as may have
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Rebecca R. Jackson
April 25, 1997
Page 3

jurisdiction over the Proposed Transaction. This filing of such applications and other materials will be made no later than forty-five (45) days after the execution of the Definitive Agreement or as soon thereafter as practicable or as otherwise required by applicable law or regulation.

    The Proposed Transaction will be conditioned upon, among other things, the approval or non-objection of the FRB and any other federal or state authority which may have jurisdiction over the Proposed Transaction. The Definitive Agreement will also provide that (i) the Company will promptly proceed to prepare and file with the Securities and Exchange Commission ("SEC") proxy materials relating to stockholder approval of the Proposed Transaction, and (ii) Peoples will promptly proceed to prepare and file with the SEC a registration statement under the Securities Act of 1933, as amended (and obtain listing on NASDAQ as of the effective date of the Proposed Transaction) of the Peoples Common Stock to be issued in the Proposed Transaction, such proxy materials and registration statement to be filed by the Company and Peoples, respectively, no later than forty-five
(45) days after execution of the Definitive Agreement or as soon thereafter as practicable.

    4. CLOSING DATE AND TERMINATION. The consummation of the Proposed Transaction (the "Closing") will take place on a date (the "Closing Date") as promptly as practicable following the execution of the Definitive Agreement, upon the receipt of all required regulatory and stockholder approvals and expiration or termination of any waiting periods which may be required, and as more fully set forth in the Definitive Agreement. The parties will negotiate and set forth in the Definitive Agreement provisions concerning the ability of the parties' to terminate the Definitive Agreement under specified circumstances.

    5. EXPENSES. Each party shall bear its own legal, accounting and other expenses in connection with the Proposed Transaction, except as may otherwise be provided in the Definitive Agreement.

    6. DIRECTORS, OFFICERS AND EMPLOYEES AFTER CLOSING. As a part of the Proposed Transaction, it is anticipated that the Company and the Bank will continue to operate as direct and indirect subsidiaries, respectively, of Peoples, and that all of the directors of the Company and the Bank will continue in such positions after the Proposed Transaction. At the Closing Date, Peoples shall cause to be elected to the Board of Directors of the Company and the Bank such number of persons as it shall designate in the Definitive Agreement.

    It is the intention of Peoples that the Company's and the Bank's existing personnel will continue to be employed by the Company and the Bank after consummation of the Proposed Transaction although Peoples shall not have any obligation to continue to employ
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Rebecca R. Jackson
April 25, 1997
Page 4

any such personnel subsequent to the Closing Date. The Definitive Agreement shall provide that Rebecca R. Jackson shall continue as President and Chief Executive Officer of the Bank for a period of not less than the remaining term of her employment agreement, which term will not be subject to further extension. Peoples will agree in the Definitive Agreement to fully honor the terms of the employment agreement with Ms. Jackson.

    7. DEFINITIVE AGREEMENT. It is intended that the foregoing provisions will be incorporated into a Definitive Agreement to be executed by Peoples, the Peoples' acquisition corporation subsidiary and the Company. It is anticipated that the Definitive Agreement will be prepared by the parties hereto and will be duly authorized and executed by the respective parties as soon as practicable after the date on which Peoples receives OTS approval or non-objection under Section 563b.3(i)(3) of the OTS Regulations to make an offer relating to the Proposed Transaction, subject to the provision of Section 13 hereof.

    In addition to provisions discussed elsewhere herein, the provisions of the Definitive Agreement will include the following, but not by way of limitation:

    (a) for representations, warranties and covenants by Peoples, the Company and their respective subsidiaries of the type customarily given in connection with a combined stock/cash acquisition of a savings association holding company including, but not limited to, warranties as to corporate organization and standing, authorized, issued and outstanding capital stock, absence of material undisclosed liabilities, accuracy of current financial statements and the financial statements for each of the preceding three years, good and marketable title to all material assets, absence of physical loss or damage to any material tangible properties, insurance coverage, compliance with federal and state securities and tax laws, absence of environmental issues with respect to any real estate owned, absence of any material legal proceedings, compliance with all federal and state banking and regulatory laws, and no material misstatements or omissions in the Definitive Agreement or in any of the disclosure schedules or supplements thereto supplied by the parties to each other or in materials filed with the SEC and distributed publicly thereafter;

    (b) that the Definitive Agreement will terminate if all required regulatory approvals have not been received within twelve (12) months after the date thereof, which approvals shall be on terms and conditions reasonably satisfactory to Peoples;

    (c) that the activities of the Company, the Bank and their subsidiaries between the date of the execution of the Definitive Agreement and the Closing Date be restricted to these conducted in the ordinary course of business. Neither the Company nor the Bank shall declare or pay any dividends on shares of their respective capital stock during such period (except for the normal quarterly dividend paid by the Company on the Gateway
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Rebecca R. Jackson
April 25, 1997
Page 5

Common Stock) and shall not issue additional or new shares of capital stock or options, warrants or other rights to purchase additional shares of capital stock;

    (d) that between the date of the execution of the Definitive Agreement and the Closing Date, neither Peoples nor Peoples' acquisition subsidiary would take any action which would adversely affect in any manner the terms of the Peoples Common Stock or the ability of the parties to consummate the Proposed Transaction with such matters to be more fully set forth in the Definitive Agreement;

    (e) that the Proposed Transaction will be, as and if required by applicable law and regulation, subject to the approval of the stockholders of the Company and such dissenters' rights as are required by law; and

    (f) for such other terms and conditions as are usual, customary or as may be negotiated by the parties.

    8. ACCESS TO INFORMATION; CONFIDENTIALITY. Unless negotiations with respect to the Proposed Transaction are terminated, the Company and the Bank shall afford Peoples and their representatives full access, during normal working hours, to examine the books and records of the Company and the Bank including, but not limited to, files relating to loans originated by the Bank, investments, leases, contracts, employment records and benefit plans, minutes of proceedings of the Board of Directors (and any committees thereof) and stockholders, legal proceedings and such other records as Peoples may reasonably deem necessary. The Company and the Bank shall make their respective directors, management and other employees and agents and authorized representatives (including counsel and independent public accountants) and the directors, management and agents and authorized representatives of their subsidiaries (including counsel and independent public accountants) available to confer with Peoples and its authorized representatives.

    Each party hereto shall maintain the confidentiality of all confidential and non-public information supplied by the other party, and shall use such information only in furtherance of the Proposed Transaction. All documents provided by any party hereto to the other party and all copies of such documents shall be returned if the Proposed Transaction is not consummated. Each party's obligations hereunder shall not apply to any information which (A) was already in its possession prior to the disclosure thereof by the other party, (B) was then generally known to the public, (C) became known to the public through no fault of either party hereto or any of their agents or authorized representatives, or (D) was disclosed by a third party unaffiliated with either party hereto who was not bound by an obligation of confidentiality to Peoples or the Company or the Bank.
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Rebecca R. Jackson
April 25, 1997
Page 6

    9. OTHER TRANSACTION. Except with the prior written consent of Peoples, neither the Company nor the Bank nor any officer, director or any representative thereof shall solicit or authorize the solicitation of any discussions with any third party concerning or for the purpose of soliciting or inducing any offer or possible offer by any such third party or any other third party to acquire the Company or any or all of the capital stock, other equity securities or other ownership interests, or all or substantially all of the assets, of the Company, the Bank or any of
their subsidiaries.   The Company will promptly communicate to Peoples the
terms of any contact, proposal, or contract it or the Bank may receive with respect to any such transactions.

    10. CONDUCT OF BUSINESS.   While this letter is in effect, the Company,
the Bank and their subsidiaries will conduct their respective business in the usual and ordinary course and will use their best efforts to maintain
and preserve their respective goodwill and properties.   Except with the
prior written consent of Peoples, neither the Company not the Bank will (i) dispose of any assets or incur any liabilities except in the usual and ordinary course of business, (ii) repurchase any shares of their respective capital stock, or (iii) dispose of any portion or its mortgage-backed securities and investment securities portfolios.

    11. PUBLIC DISCLOSURE.   Peoples, the Company and the Bank and their
respective directors, officers, employees and agents will cooperate with each other in good faith, consistent with their respective legal obligations, if any, to prepare and distribute any and all press releases, announcements and other public disclosures concerning this letter, the status of negotiations leading to the Definitive Agreement, and the execution of the Definitive Agreement; PROVIDED, HOWEVER, that Peoples on the one hand and the Company and the Bank on the other respectively agree that they will not issue any press release or other disclosure of this letter or the Proposed Transaction without the prior approval of the other, which shall not be unreasonably withheld.

    12. BROKER'S AND OTHER FEES. Except for Friedman, Billings, Rams & Co., Inc., neither the Company nor the Bank or any of their respective directors or officers will have employed any broker or finder or incurred any liability for any broker's or finder's fee or commission in connection with the Proposed Transaction.

    13. TERMINATION. This letter shall terminate upon the execution of the Definitive Agreement or if the Definitive Agreement is not executed, by June 15, 1997. This letter also shall terminate upon the mutual written agreement of the parties hereto or in the event that the OTS denies Peoples' application for permission to offer to acquire the Company and the Bank pursuant to Section 563b.3(i)(3) of the OTS Regulations.
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Rebecca R. Jackson
April 25, 1997
Page 7

    14. COUNTERPARTS.    This letter may be executed in two or more
counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same letter.

    If the foregoing is in accordance with our mutual intentions and constitutes a mutually satisfactory basis for proceeding with the negotiation and preparation of a Definitive Agreement, please so indicate by signing a copy of this letter in the place indicated and returning it to the undersigned. This letter shall be deemed accepted upon the execution, in duplicate, on behalf of the Company and the Bank, of their respective President and Chief Executive Officer (which executive shall constitute confirmation that the Proposed Transaction has been approved by the Company's and the Bank's Boards of Directors) and if a fully executed copy is returned to Peoples by April 25, 1997.

                             Very truly yours,

                             PEOPLES BANCORP INC.

                             By: /S/ ROBERT E. EVANS
                                 -------------------
                                     Robert E. Evans, President
                                     and Chief Executive Officer
GATEWAY BANCORP, INC.

By:  /S/ REBECCA R. JACKSON
     ----------------------
     Rebecca R. Jackson, President
     and Chief Executive Officer

Date:  APRIL 25, 1997
       --------------

CATLETTSBURG FEDERAL SAVINGS BANK

By:  /S/ REBECCA R. JACKSON
     ----------------------
     Rebecca R. Jackson, President
     and Chief Executive Officer

Date:  APRIL 25, 1997
       --------------